Exhibit 99.1
First PacTrust Bancorp and Beach Business Bank Complete Merger

•	Expands SoCal’s Geographic Footprint

•	Remains Accretive to Earnings

•	Enhances C&I and SBA Lending Platforms; Adds to Deposit Base

•	Further Strengthens Board, Management Team

•	Represents Strategic, Financial, Cultural Fit

IRVINE, Calif., July 2, 2012 — First PacTrust Bancorp, Inc. (Nasdaq: BANC) (“First PacTrust”), the holding company for PacTrust Bank, and Manhattan Beach, Calif.-based Beach Business Bank (OTCBB: BBBC) (“Beach”) today jointly announced they have completed their merger, under which Beach shareholders are entitled to receive cash and warrants to acquire First PacTrust common stock with a total value of approximately $39 million.

The banks also announced that at the completion of the merger, Robert M. Franko, president and CEO of Beach prior to the merger, became president of First PacTrust, and Robb Evans, a director of Beach prior to the merger, joined the board of directors of First PacTrust, expanding the board to eight members.  In addition, at the completion of the merger, Beach directors Fred Jensen, Jim Gray and Dan Mathis joined the board of directors of PacTrust Bank.

“The transaction is in keeping with our growth strategy of acquiring healthy, complementary banks that add to our services, strengthen our management team and expand our geographic footprint into attractive contiguous markets like Manhattan Beach, Long Beach and Costa Mesa,” said Gregory Mitchell, president and CEO of First PacTrust. “The acquisition of Beach Business Bank provides us with a great team of skilled community bankers and enhances our presence in the commercial banking and SBA markets. Based upon data as of March 31, 2012, the combined company will hold $1.3 billion in total assets and operate through 18 banking offices spanning an area from Santa Monica to the Mexican border.”

Under the terms of the merger agreement, Beach shareholders are entitled to receive approximately $9.21 per share in cash, plus one warrant to acquire 0.33 shares of First PacTrust common stock at an exercise price of $14.00 per share exercisable for one year following the completion of the merger for each Beach share they hold. Mitchell said the transaction is expected to be accretive to First PacTrust’s earnings in the first year after closing, excluding one-time merger costs, and accretive to tangible book value within two years of closing.

“Both organizations enjoy outstanding reputations for responsive service in their respective markets,” said Robert M. Franko, the newly installed president of First PacTrust and former president and CEO of Beach.  “By joining forces, we have created one of Southern California’s premier community banks, serving families, high net worth individuals and small-to-mid-sized businesses.  As well, we are financially strong, positioned for further growth and focused on enhancing shareholder value,” he added.

Advisors

Wunderlich Securities, Inc. was financial adviser to First PacTrust, with Wachtell, Lipton, Rosen & Katz as legal counsel for the transaction. Sandler O'Neill + Partners, L.P. was financial adviser to Beach and King, Holmes, Paterno & Berliner, LLP served as legal counsel to its board of directors.

About Beach Business Bank

Headquartered in Manhattan Beach, California, with branches in Manhattan Beach, Long Beach, and Costa Mesa, Beach Business Bank provides a full range of deposit and loan services tailored to meet the needs of small to mid-sized businesses, professionals and individuals. The bank also has a division named The Doctors Bank®, which serves physicians and dentists nationwide. Additionally, Beach Business Bank provides loans to small businesses based on SBA lending programs. For more information, visit www.beachbusinessbank.com.

About First PacTrust Bancorp

First PacTrust Bancorp, Inc., holding company of PacTrust Bank, is headquartered in Irvine, California. PacTrust Bank currently operates through 18 banking offices, primarily serving San Diego, Riverside, Los Angeles and Orange Counties in California.  PacTrust Bank provides customers with the convenience of banking at more than 28,000 fee-free ATM locations through the CO-OP ATM Network. For more information, visit www.pactrustbank.com.

Forward-Looking Statements

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations.  This release contains forward-looking statements and reflects management’s current views and estimates of future economic circumstances, industry conditions, company performance, and financial results, the timing of system conversions, delays and difficulties in integrating First PacTrust and Beach businesses or fully realizing cost savings and other benefits, the anticipated impact of the merger on future operations, growth opportunities, customer experiences and employee matters, business disruptions following the merger, customer disintermediation and other consequences associated with mergers and acquisitions.  These forward-looking statements are subject to a number of factors and uncertainties which could cause First PacTrust’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, including factors described in First PacTrust’s SEC filings, including those set forth under “Risk Factors” in First PacTrust’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Contact:

Media Inquiries:

PondelWilkinson

George Medici
310-279-5968
gmedici@pondel.com

or

Investor Relations Inquiries:

First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
(949) 236-5200

or

Beach Business Bank
Robert M. Franko, President and CEO
(310) 802-2910